Exhibit 107

Calculation of Filing Fee Tables

Form S-4

(Form Type)

IMAC Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered		Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common stock, par value $0.001 per share	Rule 457(f)	6,450,672	(1)	N/A	$41,941,107.17	(2)	0.00011020	$4,621.91
	Total Offering Amounts									$4,621.91
	Total Fees Previously Paid									‒
	Total Fee Offsets									‒
	Net Fee Due									$4,621.91

(1) Relates to common stock, $0.001 par value per share, of IMAC Holdings, Inc., a Delaware corporation (“IMAC”), issuable to holders of common stock, $0.0001 par value per share, and holders of preferred stock, $0.0001 par value per share, of Theralink Technologies, Inc., a Nevada corporation (“Theralink”), in the proposed merger of (the “Merger”). The amount of IMAC common stock to be registered is based on the estimated number of shares of IMAC common stock that are expected to be issued (or reserved for issuance) pursuant to the Merger, assuming 1,138,354 shares of common stock of IMAC outstanding in a fully diluted basis and using the merger consideration calculation from the Merger Agreement resulting in current IMAC stockholders holding 15% of the issued and outstanding shares of common stock of IMAC following the Merger on a fully diluted basis.

(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act, based (x) on the average of the high and low prices of Theralink’s common stock reported on September 28, 2023 (such date being within five business days of the date that this registration statement was filed with the SEC), which is $0.0009, and (y) 46,601,230,184, the estimated maximum number of shares of Theralink common stock that may be exchanged or converted in the Merger described herein.